                                                                      EXHIBIT 99

                       HUNTINGTON BANCSHARES INCORPORATED
                       RATIO OF EARNINGS TO FIXED CHARGES
                    (Amounts in thousands, except for ratios)


                                                          THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                             SEPTEMBER 30                          SEPTEMBER 30
                                                    -----------------------------        -------------------------------
                                                       2000               1999               2000               1999
                                                    ----------         ----------        ------------        -----------
EXCLUDING INTEREST ON DEPOSITS

Income before taxes...........................      $   67,540         $  155,820        $    352,678        $   453,062

Fixed charges:
        Interest expense......................          97,263             88,354             283,957            252,404
        Interest factor of rent expense.......           3,450              3,925              10,604              7,999
                                                    ----------         ----------        ------------        -----------

           Total fixed charges................         100,713             92,279             294,561            260,403
                                                    ----------         ----------        ------------        -----------

Earnings......................................      $  168,253         $  248,099        $    647,239        $   713,465
                                                    ==========         ==========        ============        ===========

Fixed charges.................................      $  100,713         $   92,279        $    294,561        $   260,403
                                                    ==========         ==========        ============        ===========


RATIO OF EARNINGS TO FIXED CHARGES                        1.67 X             2.69 X              2.20 X             2.74 X


INCLUDING INTEREST ON DEPOSITS

Income before taxes...........................      $   67,540         $  155,820        $    352,678        $   453,062

Fixed charges:
        Interest expense......................         299,922            247,863             861,478            721,386
        Interest factor of rent expense.......           3,450              3,925              10,604              7,999
                                                    ----------         ----------        ------------        -----------

           Total fixed charges................         303,372            251,788             872,082            729,385
                                                    ----------         ----------        ------------        -----------

Earnings......................................      $  370,912         $  407,608        $  1,224,760        $ 1,182,447
                                                    ==========         ==========        ============        ===========

Fixed charges.................................      $  303,372         $  251,788        $    872,082        $   729,385
                                                    ==========         ==========        ============        ===========


RATIO OF EARNINGS TO FIXED CHARGES                        1.22 X             1.62 X              1.40 X             1.62 X
